                                                                   Exhibit 7(bb)


                                LETTER AGREEMENT


February 15, 2005

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Aspen Series (the "Trust") has changed the name of Flexible Income Portfolio to Flexible Bond Portfolio (the "Portfolio") effective May 1, 2005. The Trust requests confirmation that all references to "Flexible Income Portfolio" in the Custodian Contract dated September 13, 1993, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Flexible Bond Portfolio," and that State Street will continue to act as custodian for the Portfolio under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES


By: /s/ Girard C. Miller
   -------------------------------------
   Girard C. Miller, President and Chief
   Executive Officer

STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
   -------------------------------------


Agreed to this 22nd day of February, 2005.

cc:      Kelly Hagg